Exhibit 23.2


To the Board of Directors
Village Bancorp, Inc.


We consent to the incorporation by reference of our report included herein, dated January 8, 1999, except for Note 18 as to which the date is April 6, 1999, relating to the consolidated financial statements of Village Bancorp, Inc. (the "Company") and our report, dated January 8, 1999, relating to the financial statements of Northwest Community Bank, in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission, and to the reference to our firm, under the heading "Experts," included in this registration statement.



                                             /s/ Crowe, Chizek and Company LLP

Oak Brook, Illinois
April 27, 1999